Exhibit 10.01
EXECUTION COPY
Variable Term collared Share Repurchase Transaction
To:
The Hartford Financial Services Group, Inc.
690 Asylum Drive
Hartford, CT 06115
From:
Credit Suisse International
One Cabot Square
London E14 4QJ
England
This letter agreement (this “Confirmation”) confirms the terms and conditions of the accelerated share repurchase transaction (the “Transaction”) entered into between The Hartford Financial Services Group, Inc. (“Counterparty”) and Credit Suisse International (“CSI”), represented by Credit Suisse, New York branch (the “Agent”) as its agent, on the Trade Date specified below. This Confirmation constitutes a “Confirmation” under the Agreement specified below.
1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. References herein to a “Transaction” shall be deemed to be references to a “Share Forward Transaction” for purposes of the Definitions. This Confirmation evidences a complete binding agreement between Counterparty and CSI as to the terms of this Transaction.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border), as if, on the Trade Date hereof, CSI and Counterparty had executed that agreement (but without any Schedule other than the provisions in Section 15 of this Confirmation). In the event of any inconsistency between the Definitions and the Agreement, the Definitions will govern. In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Confirmation will govern.

For the avoidance of doubt, this Transaction shall be the only transaction under the Agreement.

2.	The following terms and conditions shall govern the Transaction:
General Terms:

Trade Date:	June 4, 2008

Buyer:	Counterparty

Seller:	CSI

Shares:	The common stock, par value $0.01 of Counterparty (sometimes also referred to as the “Issuer”).

Price Adjustment Period Termination Date:	The earlier of:
(i)	the Scheduled Termination Date; and

(ii)	the Scheduled Trading Day immediately preceding the Accelerated Termination Date;

Scheduled Termination Date:	Sixty-six Exchange Business Days after the end of the Initial Hedging Period; subject to adjustment as provided in “Market Disruption Event” below.

Accelerated Termination Date:	Any Exchange Business Day occurring on or after the day that is twenty-two Exchange Business Days after the end of the Initial Hedging Period and prior to the Scheduled Termination Date that is so designated by CSI by written notice to Counterparty of its intention to terminate the Price Adjustment Period (it being understood that such notice may be given on the Accelerated Termination Date).

Price Adjustment Period:	The period commencing on and including the Scheduled Trading Day immediately following the final day of the Initial Hedging Period and ending on and including the Price Adjustment Period Termination Date.

Initial Hedging Period:	The period commencing on and including the Scheduled Trading Day immediately following the Trade Date (or, in the alternative, the period commencing on and including the Trade Date if this Confirmation is executed in full on or before 9:30 a.m., New York time, on the Trade Date) and ending on and including the Scheduled Trading Day (as notified on such day by CSI to Counterparty) on which CSI completes the establishment of its initial hedge position with respect to this Transaction; provided that the Initial Hedging Period shall not exceed a period of six Scheduled Trading Days, and shall be subject to adjustment as provided in “Market Disruption Event” below.

Share Delivery by CSI:	With respect to any Shares delivered by CSI to Counterparty, the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges
Initial Settlement:

Prepayment:	Applicable.

Prepayment Amount:	USD 500,000,000.00

Prepayment Date:	The first Currency Business Day following the Trade Date. On the Prepayment Date, Counterparty shall pay CSI an amount in USD equal to the Prepayment Amount.

Initial Share Delivery Date:	The first Clearance System Business Day following the last day of the Initial Hedging Period. On the Initial Share Delivery Date, CSI shall deliver a number of shares equal to the Number of Shares to Counterparty in accordance with Section 9.4 of the Definitions (with such day deemed to be a “Settlement Date” for purposes of such Section 9.4).

Number of Shares:	A number of Shares equal to the Prepayment Amount divided by the Cap Price.
Final Price Settlement:

Net Share Settlement:	On the Settlement Date, CSI shall deliver to Counterparty a number of Shares, rounded down to the nearest whole Share, equal to (a) the Prepayment Amount divided by the Average Reference Price minus (b) the Number of Shares.

Settlement Date:	The third Exchange Business Day following the Price Adjustment Period Termination Date.

Daily Share Reference Price:	For each Valuation Date, (a) the 10b-18 volume-weighted average price per Share on the Exchange on such day as published on Bloomberg Page “HIG <Equity> AQR SEC” (the “Daily 10b-18 VWAP Price”) or any successor page thereto, or if such price is not so reported on such Valuation Date for any reason, as reasonably determined by the Calculation Agent, minus (b) the Daily Reference Price Adjustment specified in Schedule I.

Average Reference Price:	The arithmetic average of the Daily Share Reference Prices for each Valuation Date during the Price Adjustment Period; provided that if such arithmetic average is less than the Floor Price, the Average Reference Price shall be the Floor Price, and if such arithmetic average exceeds the Cap Price, the Average Reference Price shall be the Cap Price.

Floor Price:	95% of the Hedge Reference Price.

Cap Price:	110% of the Hedge Reference Price.

Hedge Reference Price:	The volume weighted average of the per Share prices at which CSI (or an affiliate of CSI) purchases the Shares during the Initial Hedging Period to establish CSI’s initial hedge position with respect to this Transaction.

Valuation Date:	Any Scheduled Trading Day that is not a Valuation Disruption Day.

Valuation Disruption Day:	Any Scheduled Trading Day (i) that is a Disrupted Day or a day designated by CSI as a Valuation Disruption Day pursuant to Section 5.6 or Section 7 hereof, (ii) on which CSI or its affiliates (collectively, “CS”) reasonably determines, based on the advice of counsel reasonably selected by CS, that CS would be prohibited, either by applicable law or by its own internal policies, from purchasing any Share in connection with this Transaction or from purchasing as many Shares as the number of Shares that it would otherwise purchase, had it not been so prohibited, in connection with this Transaction on such day, or (iii) on which a Hedging Disruption has occurred.

For each Valuation Disruption Day in the Price Adjustment Period, CSI may, by written notice to Counterparty, extend the Scheduled Termination Date by an additional Valuation Date; provided however, if the extension relates to clause

(ii) in the paragraph immediately above, CSI shall communicate to Counterparty the reason for such extension in the written notice unless such communication is otherwise prohibited by law or counsel for CS reasonably determines that it is not permissible to do so.

If the Calculation Agent determines that any Scheduled Trading Day in the Price Adjustment Period is a Valuation Disruption Day (i) in full, then the Calculation Agent shall not include the Daily 10b-18 VWAP Price on such Valuation Disruption Day for purposes of determining the Average Reference Price, or (ii) only in part, then the Calculation Agent may determine what fraction of such Scheduled Trading Day shall be deemed to constitute a partial Valuation Disruption Day, and determine the Average Reference Price based on an appropriately weighted average instead of the arithmetic average.

Market Disruption Event:	Section 6.3(a) of the Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption at any time prior to the relevant Valuation Time on the relevant Valuation Date, or” and inserting immediately following clause (iii) thereof the following:
“; in each case that the Calculation Agent determines is material.”

Calculation Agent:	CSI; provided that if an Event of Default or a Termination Event has occurred and is continuing with respect to CSI, then the Calculation Agent shall be a party designated by Counterparty.

Credit Support Documents:	None

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that the occurrence of a Valuation Disruption Day could result in the Calculation Agent making adjustments to any variable relevant to the exercise, settlement, payment or other terms of the Transaction as the Calculation Agent determines appropriate to account for the changes in the fair value of the Transaction due to the occurrence of such Valuation Disruption Day so as to reasonably preserve the economic expectations of the Transaction for both parties, based on commercially reasonable methods. CSI shall, promptly upon request of Counterparty, furnish information to Counterparty explaining any such adjustment in reasonable details.

Extraordinary Events:	In Sections 12.2(e) and 12.3(d) of the Definitions, the phrase “the economic effect on” shall be deleted and replaced by “changes in the fair value of”.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Determining Party:	CSI

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	CSI

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:

(a) Change-in-Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	85 basis points

Determining Party:	CSI

Additional Termination Event:	CSI may designate any Scheduled Trading Day as an Early Termination Date with respect to the Transaction if at any time prior to final settlement of this Transaction Counterparty (i) alters the amount per share or frequency of its ordinary cash dividend on the Shares, or (ii) declares any dividend other than an ordinary cash dividend on the Shares. In either such case, this Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party.

Non-Reliance/ Agreements and Acknowledgments Regarding Hedging Activities/ Additional Acknowledgments:	Applicable
3.	Share Settlement:

3.1	Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”) (except, in the case of clause (y), an Extraordinary Event that is a Nationalization, Insolvency, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if one party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such amount, a “Payment Amount”), then on the date on which any Payment Amount is due, in lieu of any payment or delivery of such Payment Amount, Counterparty may elect, by prior written notice to CSI, that the party owing such amount shall deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount based on the market value of the Shares (or such Alternative Termination Property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent; provided that in determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. The maximum number of Shares deliverable by Counterparty shall be fourteen million (adjusted as appropriate by the Calculation Agent to reflect stock splits, stock dividends, recapitalizations, spinoffs, and other similar events). In all circumstances in which Counterparty has to make a payment to CSI, Counterparty has the option to make payment in shares or cash.

4.	Additional Agreements of the Parties:

4.1	For the avoidance of doubt, the last sentence of the first paragraph of 6(e) of the Agreement shall not apply with respect to this Transaction.

4.2	CSI agrees that in the event of the bankruptcy of Counterparty, CSI shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit CSI’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; and

provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Counterparty, CSI’s rights hereunder shall rank on a parity with the rights of a holder of Shares enforcing similar rights under a contract involving Shares.

4.3	The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty hereunder.

4.4	Each party agrees and acknowledges that CS is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”). Each party further agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

5.	CS Share Purchases:

5.1	Any purchases or sales of Shares by CS will be conducted independently of Counterparty. The timing of any CS purchases or sales of Shares, the number of Shares thus purchased or sold on any day, the price paid or received per Share for any CS purchases or sales of Shares and the manner in which any CS purchases or sales of Shares are made, including without limitation whether such CS purchases or sales are made on any securities exchange or privately, shall be within the sole discretion of CS.

5.2	From the date hereof to the Price Adjustment Period Termination Date, Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Credit Suisse Securities (USA) LLC.

5.4	Upon request by CSI, Counterparty shall, at least one day prior to the Trade Date, notify CSI of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

5.5	Neither Counterparty nor any of its affiliates shall take any action that would cause any CS purchases of Shares in connection with this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Counterparty.

5.6	Notwithstanding anything to the contrary herein or in the Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the Initial Hedging Period or the Price Adjustment Period, or has occurred prior to the Trade Date and such Merger Transaction has not yet closed as of the Trade Date:
(a)	Promptly after request from CSI, Counterparty shall provide CSI with written notice specifying (i) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through CS, and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) for the three full months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to CSI that such information is true and correct. Counterparty understands that CSI will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(b)	CSI may in its good faith sole discretion, if it determines the resulting reduction in permissible volume of Rule 10b-18 purchases to be material, designate one or more Scheduled Trading Days in the period from and including the public announcement thereof to and including the earlier of the completion of such transaction or the completion of the vote by target shareholders to be Valuation Disruption Days and extend the Scheduled Termination Date by the number of Valuation Disruption Days so designated.
For the avoidance of doubt, “Merger Transaction” in this Section 5.6 means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv).
6.	Indemnification and Contribution:

6.1	Indemnification by Counterparty:

Counterparty agrees to indemnify and hold harmless CSI, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CSI or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) arise out of or relate to (A) any breach of this Confirmation or the Agreement by Counterparty or (B) any breach of this Confirmation or the Agreement by an indemnified party with the express consent of, or upon the direction of, Counterparty. Counterparty will not be liable under this Section 6.1 to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted primarily from the gross negligence or willful misconduct of CSI. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have.

6.2	Contribution:

If the indemnification provided for above is unavailable to any indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then Counterparty, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CSI on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The relative fault of Counterparty on the one hand and CSI on the other shall be determined by reference to, among other considerations, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by CSI and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.2 were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6.3	Limitation on Indemnities:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, Counterparty will not be required to indemnify CSI, its affiliates or any other party from or against any loss, claim, damages, liabilities or expenses attributable to CSI’s failure to satisfy any of its obligations as a Withholding Foreign Partnership with respect to the Transaction.

7.	Distribution Event:

Counterparty represents that it is not engaged as of the Trade Date in a distribution, as such term is used in Regulation M under the Exchange Act (a “Distribution”). If on any day prior to the last day of the Price Adjustment Period, Counterparty or any of its affiliates or agents makes a Distribution (or a distribution of any security for which the Shares are a reference security (as defined in Regulation M) that would, in the view of CSI, preclude Counterparty from purchasing Shares or cause any such purchases to violate any law, rule or regulation, then Counterparty agrees that it will provide to CSI at least one Scheduled Trading Day’s notice of such Distribution and will use its reasonable efforts to cause such Distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances of the Distribution. CSI may, in its good faith sole discretion, designate such day a Valuation Disruption Day and, in connection with such designation, extend the Scheduled Termination Date by one Valuation Date for each day that such Distribution continues.

8.	Additional Representations and Warranties of Counterparty:

8.1	Counterparty hereby represents and warrants to CSI that:

(a)	Counterparty has entered into this Transaction
(i)	in connection with a duly authorized Share repurchase program publicly announced on February 22, 2007; and

(ii)	solely for the purposes stated in such public disclosures.
(b)	As of the Trade Date, Counterparty has complied with all applicable law, rules and regulations in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise), and has filed such disclosure as required. As of the date hereof, Counterparty can purchase the Number of Shares in compliance with applicable law.

(c)	As of the Trade Date, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. As of the Trade Date, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares.

(d)	Any purchases made by CS during the Initial Hedging Period or the Price Adjustment Period will be made by CS as principal (and not as an agent of Counterparty) and will be proprietary in nature and not for the benefit or pursuant to the direction of Counterparty. Without limiting the generality of the foregoing, during the Initial Hedging Period and the Price Adjustment Period, the parties agree that they will not communicate in any way regarding CS’s purchases. The parties further agree that during the Initial Hedging Period and the Price Adjustment Period, Counterparty and its agents or representatives shall not have, and shall not attempt to exert, any influence over how, when or whether CS effects purchases of Shares. The parties intend that this Confirmation shall constitute a binding contract satisfying the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1. Counterparty acknowledges and agrees that any modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” under Rule 10b5-1(c).

(e)	Counterparty is, as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(f)	Counterparty qualifies as an “eligible contract participant” as that term is defined in the U.S. Commodity Exchange Act, as amended, and is a “qualified investor” as that term is defined in the Exchange Act.

(g)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(h)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(i)	Counterparty is not currently prohibited by law, contract or otherwise from purchasing Shares in a number equal to the Number of Shares during the term of this Transaction.

9.	Additional Covenants of Counterparty:

Counterparty shall not at any time prior to the termination of this Transaction communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by CS to any Relevant CSI Personnel. For purposes hereof, “Relevant CSI Personnel” means any employee of CS, except employees that CSI has notified Counterparty in writing are not Relevant CSI Personnel.

10.	Additional Representations and Warranties:

As this Transaction constitutes, or may constitute, the sale by CSI to Counterparty of a security or securities (as defined in the Securities Act), in addition to the representations contained in Section 3 of the Agreement, Counterparty hereby represents and warrants to and for the benefit of, and agrees with, CSI as follows:

(a)	Counterparty is acquiring such securities for its own account as principal, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, in a manner that would violate the Securities Act, and no other person has a direct or indirect beneficial interest in any such securities acquired by Counterparty;

(b)	Counterparty understands that the offer and sale by CSI of such securities are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. In furtherance thereof, Counterparty represents and warrants that (i) it has the financial ability to bear the economic risk of its investment and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in options and similar instruments and has determined that such securities are a suitable investment for it, (iii) it is an institution that qualifies as an “accredited investor” as that term is defined in Regulation D under the Securities Act; and

(c)	Counterparty has been given the opportunity to ask questions of, and receive answers from, CSI concerning the terms and conditions of such securities and concerning the financial condition and business operations of CSI and has been given the opportunity to obtain such additional information necessary in order for Counterparty to evaluate the merits and risks of purchase of such securities to the extent CSI possesses such information or can acquire it without unreasonable effort or expense.

(d)	Counterparty hereby acknowledges that it understands and agrees that disposition of any such securities is restricted under the Agreement, the Securities Act and state securities laws. For example, such Securities have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they have been registered under the Securities Act and under the applicable laws of such states or an exemption from such registration is available.
11.	Transfer and Designation:

The phrase “(which consent shall not be unreasonably withheld or delayed”) shall be inserted after the words “the other party” in the third line of Section 7 of the Agreement.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing CSI to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, CSI may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform CSI’s obligations (other than its obligations as Calculation Agent) in respect of the Transaction and any such designee may assume such obligations provided, that if such affiliate is or may become entitled to receive any payment from Counterparty in respect of the Transaction, such designation will not be permitted unless the designated affiliate shall have provided to Counterparty a representation and any required Internal Revenue Service forms (for example, IRS Form W-8IMY, W-8ECI or W-9), in form and substance satisfactory to Counterparty, establishing the affiliate’s complete exemption from any United States federal income tax withholding with respect to such payment; provided further that no such affiliate may be designated by CSI to perform the obligations described herein if such designation will result in Counterparty receiving any payment or property under this Transaction reduced by any Tax that would not have been imposed if such designation had not been made. CSI shall be discharged of its obligations to Counterparty to the extent of any such satisfactory and adequate performance.

12.	Account Details:

Payments to CSI: To be advised

Payments to Counterparty: To be advised

13.	Governing Law; Waiver of Jury Trial:
13.1	The Agreement and this Confirmation, and all disputes arising out of or in connection with the Agreement and this Confirmation or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

13.2	CSI and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Confirmation or the Transaction contemplated hereby.

14.	Tax Disclosure:

Notwithstanding any provision in this Confirmation, in connection with Section 1.6011-4 of the U.S. Treasury regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. The previous sentence shall not be construed to constitute a waiver of any attorney-client privilege. If a state or other jurisdiction adopts provisions that are similar or analogous to those in Section 6011 of the Internal Revenue Code of 1986, as amended, or the regulations thereunder, the authorization to disclose also shall apply to any transaction within the scope of this engagement that is subject to such provisions of that state or other jurisdiction.

15.	Additional Elections, Representation and Covenant:
(a)	The Termination Currency shall be U.S. dollars.

(b)	For purposes of Section 6(e) of the Agreement, Second Method and Loss shall apply.

(c)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement shall apply to CSI.

(d)	CSI represents to Counterparty as follows for purposes of Section 3(f) of the Agreement: CSI is entering into this Transaction in the ordinary course of its trade as, and is, a recognized U.K. bank as defined in Section 840A of the U.K. Income and Corporation Taxes Act of 1988. CSI has been approved as a “Foreign Withholding Partnership” (within the meaning of U.S. Treasury regulation section 1.1441-5(c)(2)(i)) by the U.S. Internal Revenue Service and will assume primary withholding responsibility under chapter 3 of the Internal Revenue Code with respect to all amounts payable by Counterparty to it in connection with the Transaction. CSI’s Withholding Foreign Partnership Employer Identification Number is 98-0330001.

(e)	For the purposes of Section 4(a)(i) and (ii) of the Agreement, CSI agrees to deliver the following document on or prior to the Trade Date (and to provide updated document as required by the applicable U.S. Treasury regulations): Form W-8IMY identifying itself as a “Withholding Foreign Partnership” (within the meaning of U.S. Treasury regulation section 1.1441-5(c)(2)(i)) along with a valid withholding statement within the meaning of section 1.1441-1 of the Treasury Regulations.

(f)	Section 5(a)(vi) of the Agreement will apply to CSI, amended as follows: (i) the phrase “, or becoming capable at such time of being declared,” shall be deleted, and (ii) “Threshold Amount” means with respect to CSI, the greater of $10,000,000 or 3% of CSI’s shareholders’ equity.

(g)	It shall be an Additional Termination Event (with CSI the Affected Party) if, at any time, the long-term senior unsecured debt rating of CSI is (A) (i) BBB+ or below by Standard & Poor’s Corporation, or any successor rating agency thereto (“S&P”), or (ii) Baa1 or below by Moody’s Investor Services, Inc., or any successor rating agency thereto (“Moody’s”) or (B) not rated by S&P and Moody’s.

(h)	The “Automatic Early Termination” provisions of Section 6(a) of the Agreement will not apply to CSI and will not apply to Counterparty; provided, where the Event of Default is specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) and is governed by a system of law which does not permit termination to take place upon or after the occurrence of the relevant Event of Default in accordance with the terms of this Agreement, then the Automatic Early Termination provisions of Section 6(a) will apply to CSI and Counterparty.
16.	Role of Agent:

Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to CSI and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.
(a)	Agent is acting in connection with this Transaction solely in its capacity as Agent for CSI pursuant to instructions from CSI. Agent shall have no responsibility or personal liability to CSI or Counterparty arising from any failure by CSI or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by CSI or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of CSI and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(b)	Any and all notices, demands, or communications of any kind relating to this Transaction between CSI and Counterparty shall be transmitted exclusively through Agent at the following address:
Credit Suisse, New York branch
Eleven Madison Avenue
New York, NY 10010-3629
For payments and deliveries:
Facsimile No.: (212) 325 8175
Telephone No.: (212) 325 8678 / (212) 325 3213
For all other communications:
Facsimile No.: (212) 325 8173
Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
(c)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to CSI and Counterparty upon written request.

(d)	The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(e)	CSI and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(f)	CSI is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning to us a copy of this Confirmation.

Yours sincerely,

CREDIT SUISSE INTERNATIONAL

By:

Name:
Title:

By:

Name:
Title:

CREDIT SUISSE, NEW YORK BRANCH, AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Christy Grant

Name: Title:	Christy Grant Vice President
Derivatives Support and Control

By:	/s/ Melissa Garcia

Name: Title:	Melissa Garcia Assistant Vice President
Derivatives Support and Control
Agreed to as of the date first above written.
THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Lizabeth H. Zlatkus
Name:	Lizabeth H. Zlatkus
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE I
     Daily Reference Price Adjustment:                      USD1.00 per Share